[LETTERHEAD]

January 15, 1999


Rising Phoenix Development Group Ltd.
409 Granville Street, Suite 304
Vancouver, B.C. V6C 1T2


Attn: Mr. Robert Klein, President


Dear Sirs:

Re: LAK Ranch oil recovery project in Newcastle, Wyoming

This letter will serve as a letter of intent between Power Direct, Inc. (PWDR) and Rising Phoenix Development Group Ltd. (RISE) regarding the above referred to property.

PWDR agrees to the following:

1) To acquire all the assets of RISE for three million eight hundred thousand (3,800,000) shares of PWDR and seventy five thousand (U.S. $75,000.00) dollars cash in U.S. Funds.

2) Will inherit all RISE's financial obligations pertaining to the LAK Ranch property up to and including 31 January 1999.

3) Appoint up to three directors from RISE's Board of Directors to PWDR's Board of Directors.

4)   Cover its own legal costs to this transaction.

RISE agrees to the following:

1) Deliver the LAK Ranch project in good title within its joint agreement with Derek Resources.

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Letter of Agreement
Between Power Direct, Inc. and Rising Phoenix Development Group Ltd. January 15, 1999

2) Make available to PWDR all contacts and information pertaining to LAK Ranch project.

3)   Release PWDR from any liabilities that RISE may have outside of the LAK
     Ranch.

4)   Cover its own legal costs to this transaction.

Final agreement to be completed within thirty (30) days.

Yours truly,

/s/ Jack Sha
----------------------------
Jack Sha
President


Rising Phoenix Development Group Ltd.

[ILLEGIBLE]                             [ILLEGIBLE]
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Authorized Signature                    Authorized Signature

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